Exhibit 8.2
                                  [Date], 2002



E.mergent Inc.
5960 Golden Hills Drive
Golden Valley, MN 55416

RE:      Agreement and Plan of Merger by and among ClearOne Communications, Inc.
(f/k/a Gentner Communications Corporation), Tundra Acquisition Corporation, and E.mergent, Inc. dated as of January 21, 2002 (the "Merger Agreement")

Ladies and Gentlemen:

         We have acted as counsel to E.mergent, Inc. ("E.mergent"), a Delaware corporation, in connection with (i) the proposed merger (the "Merger") of E.mergent with and into Tundra Acquisition Corporation ("Merger Sub"), a Delaware corporation, which is a wholly-owned subsidiary of ClearOne Communications, Inc. (f/k/a Gentner Communications Corporation), a Utah corporation ("ClearOne"), and the surviving corporation in the Merger; and (ii) ClearOne's filing of a Registration Statement on Form S-4 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended (the "1933 Act"), of up to 873,000 shares of Common Stock of ClearOne (the "ClearOne Shares"). Pursuant to the Merger Agreement, in the Merger the shareholders of E.mergent will receive, in exchange for their shares of stock of E.mergent ("E.mergent Shares"), merger consideration (the "Merger Consideration") consisting of (i) an aggregate of $7,300,000 in cash (the "Cash Portion") and (ii) an aggregate of 873,000 ClearOne Shares (the "Stock Portion"). No other consideration will be received for their E.mergent Shares, except that cash will be paid to E.mergent shareholders in lieu of any fractional ClearOne Shares that they would otherwise receive in the Merger.

         You have requested our opinion with respect to the material United States federal income tax consequences of the Merger. The Merger is being consummated pursuant to the Merger Agreement. Unless otherwise defined, capitalized terms used herein have the meanings assigned to them in the Merger Agreement.

         In connection with rendering our opinion, we have reviewed the Merger Agreement, including the Exhibits thereto, the Proxy Statement/Prospectus constituting part of the Registration Statement filed by ClearOne with the Securities and Exchange Commission on February 6, 2002, and such other documents and corporate records as we have deemed necessary or appropriate as a basis therefor. We have assumed that the representations and warranties contained in the Merger Agreement were true, correct and complete when made and will continue to be true, correct and complete through the Effective Time, and that the parties have complied with and, if applicable, will continue to comply with the covenants contained in the Merger Agreement. We also have assumed that statements as to factual matters contained in the Proxy Statement/Prospectus are true, correct, and complete and will continue to be true, correct, and complete through the Effective Time. Finally, we have relied on the factual representations made by officers of E.mergent and ClearOne in tax certificates provided to us dated March 15, 2002, and we have assumed that such representations will continue to be true, correct, and complete through the Effective Time.

         Based upon the foregoing, in reliance thereon and subject thereto, and based upon the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated thereunder, judicial decisions, revenue rulings and revenue procedures of the Internal Revenue Service, and other administrative pronouncements, all as in effect on the date hereof, and assuming that the Merger and related transactions will be consummated in accordance with the terms of the Merger Agreement, it is our opinion that the Merger will qualify as a reorganization within the meaning of Section 368(a) by virtue of Section 368(a)(2)(D) of the Code, and that each of Emergent, ClearOne and Merger Sub will be a party to such reorganization within the meaning of Section 368(b) of the Code. Furthermore, we hereby confirm that the discussion set forth under the caption "Material U.S. Federal Income Tax Consequences" in the Proxy Statement/Prospectus, insofar as such discussion constitutes statements of United States federal income tax law or legal conclusions, subject to the assumptions, limitations and qualifications set forth therein, accurately reflects our opinion of the material United States federal income tax consequences of the Merger.

         No opinion is expressed as to any matter not specifically addressed above, including the accuracy of the representations or reasonableness of the assumptions relied upon by us in rendering the opinion set forth above. Our opinion is based on current United States federal income tax law and administrative practice, and we do not undertake to advise you as to any future

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changes in United States federal income tax law or administrative practice that may affect our opinion unless we are specifically retained to do so. We consent to the use of this opinion as an Exhibit to the Registration Statement that includes the Proxy Statement/Prospectus, and to the references to Fredrikson & Byron, P.A. under the captions "The Transaction--Material Federal Income Tax Consequences" and "Legal Opinions" in the Proxy Statement/Prospectus. In giving our consent, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act of 1933 or within the category of persons whose consent is required by Section 7 of the Securities Act of 1933.


                                             Very truly yours,

                                             FREDRIKSON & BYRON, P.A.